Exhibit 18.01

May 6, 2008

Board of Directors

Oklahoma Gas and Electric Company

321 North Harvey

Oklahoma City, Oklahoma 73101

Dear Ladies and Gentleman:

Note 1 of Notes to Condensed Financial Statements of Oklahoma Gas and Electric Company included in its Form 10-Q for the period ended March 31, 2008 describes a change in the method of accounting for the valuation of certain inventories from the last in, first out (LIFO) method to the weighted-average cost method. There are no authoritative criteria for determining a ‘preferable’ method of valuing inventories based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on the Company’s business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2007, and therefore we do not express any opinion on any financial statements of Oklahoma Gas and Electric Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP